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                                                                Exhibit 12

INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              FISCAL YEAR ENDED SEPTEMBER
                                        -----------------------------------------------------------------------
                                         1995            1994            1993            1992            1991
                                        -------         -------         -------         -------         -------
                                                             (in thousands except ratios)
Income Before Income Taxes . . . . .    $26,623         $26,172         $18,301         $ 8,424         $16,595
Fixed Charges. . . . . . . . . . . .     30,555          22,306          21,645          21,450          22,510
Less Capitalized Interest. . . . . .     (1,762)           (888)           (251)           (300)           (545)
                                        -------         -------         -------         -------         -------
    Total Earnings . . . . . . . . .    $55,416         $47,590         $39,695         $29,574         $38,560
                                        =======         =======         =======         =======         =======

Fixed Charges
  Interest Expense . . . . . . . . .    $24,740         $17,296         $17,285         $16,196         $16,927
  Capitalized Interest . . . . . . .      1,762             888             251             300             545
  Amortization of Debt Expense . . .        121             117             118             120             141
  1/3 of Rent Expense. . . . . . . .      3,932           4,005           3,991           4,834           4,897
                                        -------         -------         -------         -------         -------
    Total Fixed Charges. . . . . . .    $30,555         $22,306         $21,645         $21,450         $22,510
                                        =======         =======         =======         =======         =======

Ratio of Earnings to Fixed
  Charges. . . . . . . . . . . . . .        1.8x            2.1x            1.8x            1.4x            1.7x

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